UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Datascope Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 26, 2007, Datascope Corp. issued the following press release.

FOR IMMEDIATE RELEASE

DATASCOPE FILES INVESTOR PRESENTATION

MAILS LETTER TO SHAREHOLDERS

Datascope Urges Shareholders to Re-Elect Incumbent Directors and
Reject Ramius’ Opposition Slate

MONTVALE, N.J., Nov. 26, 2007 – Datascope Corp. (Nasdaq: DSCP) today filed an investor presentation with the Securities and Exchange Commission (SEC). The presentation is available on the Investor Relations section of the Company’s website at www.datascope.com. In connection with the Company’s Annual Meeting of Shareholders scheduled for Thursday, December 20, 2007, the Company’s Board of Directors also mailed a letter to all Datascope shareholders.

The full text of Datascope’s letter follows:

November 26, 2007

RE-ELECT DATASCOPE’S DIRECTORS
VOTE THE ENCLOSED BLUE PROXY CARD TODAY

Dear Shareholder:

     By now you may have received a letter from Ramius Capital Group, L.L.C., a New York City-based hedge fund. Ramius is a dissident shareholder that has owned Datascope shares for just ten weeks. Despite its short-term investment in the Company, Ramius has initiated a disruptive proxy contest in an effort to install two of its own hand-picked candidates on your Board. We urge you to reject Ramius’ proxy contest to replace two Datascope directors, James J. Loughlin and William L. Asmundson, by signing, dating and returning Datascope’s enclosed BLUE proxy card today.

DATASCOPE’S BOARD ACTS SOLELY IN THE INTEREST OF SHAREHOLDERS

     Datascope’s Board has always worked for the benefit of all Datascope shareholders. Your Board is comprised of a majority of independent directors who have the appropriate balance of tenure and skills and bring the depth and breadth of expertise required to guide a leading diversified medical device company like Datascope. Your Board has consistently invested in the Company’s growth and shared profits with shareholders in the form of regular and special dividends and share repurchases. We are committed to continuing to do so in the future.

     Our commitment is best exemplified by both the recent introduction of NetGuardTM, our revolutionary new Clinical Alert System with a U.S. market potential in excess of $1 billion, and the payment on October 15, 2007 of $1.10 per share in aggregate cash quarterly and special dividends.

     No one has more at stake in Datascope than the Company’s founder and CEO, Lawrence Saper, who owns almost 16% of the Company’s outstanding common shares, and has been the Company’s single largest shareholder since the Company’s IPO in 1972. Ramius, on the other hand, did not own a single share in Datascope until less than ten weeks ago. In an effort to seek your support for its two hand-picked and paid nominees, Ramius has resorted to a proxy fight campaign of innuendo and baseless allegations in place of any business plan or vision for the Company.

DATASCOPE’S BOARD HAS BUILT SHAREHOLDER VALUE

     Your Board has consistently focused on building shareholder equity and shareholder value. Under the guidance and leadership of your Board and management team, Datascope has delivered 35 years of uninterrupted annual profits and net earnings growth in 27 out of those 35 years.

     Datascope’s Board has authorized approximately $110 million in share repurchases over the last eight years, of which $76 million has been repurchased to date. In addition, since October 2004, Datascope has paid approximately $91 million, or $6.03 per share, in cash quarterly and special dividends, including a $1.00 per share special dividend and a $0.10 per share regular dividend, both of which were paid on October 15, 2007.

     Datascope’s record of creating shareholder value is a direct result of the ongoing successful execution of the strategic plan that has been adopted and strongly supported by your Board of Directors. Key elements of this plan include:

  expanding our innovative product portfolio;

  continuing to invest in R&D;

  making strategic acquisitions and investments;

  growing our core businesses and divesting non-core assets; and

  strengthening our senior management.

WE BELIEVE RAMIUS’ CANDIDATES ADD NOTHING TO THIS EQUATION

INVESTMENT IN R&D IS THE LIFEBLOOD OF DATASCOPE –

NEW PRODUCTS ARE KEY TO CONTINUED GROWTH AND GREATER
SHAREHOLDER VALUE

     In fiscal 2007 alone, Datascope introduced many new products that address important market opportunities. These products include, among others: CS300TM state-of-the-art automatic balloon pump, SensationTM 7 Fr. fiber-optic balloon catheter, Safeguard non-invasive vascular closure device, Spectrum OR monitor, Gas Module SE with Spirometry, SpO2 Ambulatory Telepak monitor, new software products to increase the functionality of Datascope’s Panorama central monitoring system, and Sorin carbon-film peripheral stents.

     A compelling example of our successful R&D is our recent introduction of NetGuard – a revolutionary new Clinical Alert System that promises not only to meet an important medical need but also opens a new market that we estimate to be more than $1 billion in the U.S. alone. Datascope, led by your Board and management team, is working to reap the potential of this innovative new product as well as others that are in our development pipeline.

RAMIUS’ NOMINEES LACK QUALIFICATIONS
TO SERVE ON YOUR BOARD

     We believe that Ramius’ efforts are simply an attempt to strong-arm Datascope to further advance its self-serving, short-term interests and not the interests of all Datascope shareholders. We believe that Ramius’ nominees, if elected, would be nothing more than a rubber stamp for the dissident’s short-sighted agenda. According to Ramius’ own proxy materials, each of its two nominees will be paid once Ramius liquidates its holdings in Datascope. Unlike your current Board, Ramius and its nominees have no interest in achieving continued top- and bottom-line growth.

     It is also important to note that Ramius owns a more than 20% equity stake in one of Datascope’s direct competitors, Kensey Nash Corporation, a company to which Ramius gained representatives on the Board after threatening a proxy fight. Combining this fact with Ramius’ desire to seek representation on your Board, we believe Ramius has a clear conflict of interest. If elected, the Ramius nominees’ oversight of Datascope could be at odds with Ramius’ interests as the largest shareholder of Kensey Nash.

     In addition, one of Ramius’ two nominees, Mr. Fox, has a poor track record of corporate governance and performance. During his tenure as a director and executive chairman of the Board of Directors of Nephros, Inc. from 2004 to 2007, that Company’s stock price declined approximately 85%, from $5.80 to $0.77. Also during Mr. Fox’s tenure, Nephros suffered failures of internal controls and accusations of corporate governance deficiencies. Furthermore, Mr. Fox has been a defendant in at least three lawsuits alleging breaches of fiduciary duties in connection with his service as a director or executive of three separate companies.

DON’T BE MISLED BY RAMIUS’ DISTORTED CLAIMS

     Ramius nominees do not add any new skills or expertise to your Board and we believe they lack the objectivity to adequately represent the interests of ALL Datascope shareholders. Yet, in an attempt to garner your support, Ramius has made numerous unfounded assertions about the 2007 investigation undertaken by the Audit Committee of your Board in an effort to distort the facts. The facts, which have been fully disclosed in the Company’s filings with the Securities and Exchange Commission (SEC), are clear.

     The Audit Committee of Datascope’s Board of Directors, with the assistance of independent counsel and independent forensic accountants, took immediate and appropriate actions to investigate the anonymous allegations it received. The Audit Committee concluded that there was no evidence to support the anonymous allegations against Datascope’s Chairman, members of his family, or other senior executives. In addition, the staff of the SEC reviewed the allegations and did not recommend that any action be taken.

     Furthermore, three of five senior executive departures that occurred since the Audit Committee’s investigation, and which were misguidedly referenced by Ramius, had no connection to the anonymous allegations. In fact, each of the three former senior executives supports Datascope.

YOUR VOTE IS IMPORTANT –
RE-ELECT YOUR DIRECTORS BY VOTING THE BLUE PROXY CARD TODAY

     Please note that we have enclosed a new BLUE proxy card with this letter. The new proxy card includes the proposal regarding the election of the two directors as well as the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008. In order to vote on the appointment of Deloitte & Touche, you must sign and return the enclosed new BLUE proxy card, vote by telephone or over the Internet or attend the meeting and vote in person.

     Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed BLUE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card or voting form. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc. which is assisting the Company in this matter, toll-free at (800) 322-2885 or dscpproxy@mackenziepartners.com. We urge you to DISCARD any WHITE proxy card you may receive from Ramius.

     We thank you for your continued support.

Sincerely,

The Board of Directors of Datascope

/s/Alan B. Abramson	/s/David Altschiller	/s/William L. Asmundson

Alan B. Abramson	David Altschiller	William L. Asmundson

/s/Robert E. Klatell	/s/James J. Loughlin	/s/Lawrence Saper
Robert E. Klatell	James J. Loughlin	Lawrence Saper

/s/ William W. Wyman
William W. Wyman

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of proxy material,
please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016

dscpproxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

About Datascope Corp.

Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, http://www.datascope.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements that address expectations or projections about the future, including statements about Datascope’s strategy for growth, product development, market and growth opportunities, and future performance are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are disclosed in our filings with the United States Securities and Exchange Commission (“SEC”). These factors include, but are not limited to, the risk that NetGuard does not have the potential to create a new, significant market in monitoring currently unmonitored patients, that Datascope is not the first company to address this market, that NetGuard and other new products offered or anticipated to be offered by Datascope will not be a significant opportunity for new growth or may not be accepted in the marketplace, and that market conditions may change, particularly as the result of competitive activity in the markets served by Datascope. Datascope’s filings with the SEC can be obtained at no charge at www.sec.gov, as well as through our website at www.datascope.com.

This solicitation is being made by the Board of Directors of Datascope Corp. Information regarding the Board as participants in the solicitation is contained in the Definitive Proxy Statement of Datascope Corp. on file with the SEC. Such proxy statement may be obtained without charge from the SEC’s website at http://www.sec.gov and has been distributed to shareholders on or about November 5, 2007. We urge you to read the proxy statement in full because it contains important information. Requests for copies should be directed to Datascope Corp.’s proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885 or dscpproxy@mackenziepartners.com.

# # #

Contact:
Matthew Sherman / Michael Cuneo
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Larry Dennedy / Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500